FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2009 THIRD QUARTER AND NINE
MONTH FINANCIAL RESULTS; UPDATES FULL YEAR GUIDANCE
- - -

PARSIPPANY, NJ – October 29, 2009 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the third quarter and nine months ended September 30, 2009. The results are as follows:

Third Quarter 2009 Operating Results

  Net sales of $436 million were essentially flat with sales in 2008

  Operating income decreased 25% to $36 million from $48 million in 2008; 2009 included a $4.7 million charge to correct an error made by our external actuary in our pension expense calculation

  Net earnings decreased 27% to $20 million, or $0.44 per diluted share, from $28 million, or $0.60 per diluted share, in 2008; 2009 included a $0.07 per diluted share charge to correct the pension expense error

  New orders were $425 million, down 4% compared to the third quarter of 2008

Nine Months 2009 Operating Results

  Net sales decreased 1% to $1.31 billion from $1.32 billion in 2008

  Operating income decreased 20% to $111 million from $139 million in 2008

  Net earnings decreased 21% to $60 million, or $1.32 per diluted share, from $76 million, or $1.68 per diluted share, in 2008

  New orders were $1.29 billion, down 27% compared to 2008; 2008 included an award in excess of $300 million from Westinghouse for new commercial nuclear power plant construction

  Backlog was $1.68 billion as of September 30, 2009, essentially unchanged from December 31, 2008

Curtiss-Wright Corporation, Page 2

“The third quarter did not meet our expectations as the magnitude of the continued global recession was greater than expected and continued to negatively affect our businesses that are more sensitive to the macro-economic environment, specifically our Metal Treatment segment and oil and gas businesses. Despite the general optimism that exists, we have yet to see the rebound in the economy in our affected commercial businesses,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “However, due to our strategic diversification, we were able to largely offset the impact of these sales declines with strong performance in other key markets, most notably commercial power and defense which grew organically by 17% and 12%, respectively.”

“Our Motion Control segment experienced solid organic operating income growth of 26% in the third quarter of 2009 as compared to the prior year period, however, this increase was not enough to offset the dramatic decline in organic operating income and operating margin in our Metal Treatment segment and oil and gas businesses due to the significant under-absorption of overhead costs resulting from the sharp decline in sales. We have implemented cost reduction and business restructuring initiatives and have begun to realize the benefits while also continuing to opportunistically invest to better position ourselves for when the economy eventually improves.”

Sales

Sales of $436 million in the third quarter of 2009 were essentially unchanged from the prior year period. Incremental sales, primarily from our 2008 and 2009 acquisitions, contributed $12 million, while foreign currency translation decreased sales by $6 million. The remaining sales decrease was due to lower organic sales of $6 million, or 1%. The organic sales decline was driven by our Metal Treatment segment which declined $14 million, or 22%, partially offset by an increase in sales in our Flow Control segment which grew $8 million, or 4%. Organic sales in our Motion Control segment were essentially flat.

From a market perspective, organic sales, excluding foreign currency translation, declined $28 million, or 10% in our commercial markets despite strong growth in our commercial nuclear power market, as sharp declines were seen in our general industrial, oil and gas and commercial aerospace markets. These declines were mostly mitigated by a strong increase in sales to our defense markets of $21 million, or 13%, driven by solid growth in both our naval and aerospace defense programs.

Operating Income

Operating income of $36 million decreased $12 million, or 25% in the third quarter of 2009 as compared to the prior year. Excluding the impact of foreign currency translation, organic operating income declined $10 million or 21%, while our 2008 and 2009 acquisitions negatively impacted operating income by $2 million. In the third quarter of 2009, we generated an organic operating margin of 9.2% as compared to 11.1% in the prior year period. Foreign currency translation favorably impacted consolidated operating income and operating margin by $1 million, or 30 basis points, primarily in our Motion Control segment.

Excluding foreign currency translation, organic operating income in our Metal Treatment and Flow Control segments declined $9 million, or 64%, and $2 million, or 7%, respectively, mainly due to under-absorption of overhead costs resulting from significantly lower volumes in our general industrial and oil and gas markets, offset partially by cost reduction programs. These declines were mitigated by an increase of $3 million in our Motion Control segment due to lower

Curtiss-Wright Corporation, Page 3

expenses resulting from cost reduction programs. Our segment organic operating margin was 130 basis points lower in the third quarter mainly driven by the under-absorption of fixed costs in our general industrial and oil and gas businesses.

Non-segment operating expense increased by $2 million from the prior year period mainly due to higher pension and medical expenses, partially offset by lower foreign currency exchange losses, as well as reduced compensation and legal expenses.

Net Earnings

Net earnings for the third quarter of 2009 decreased 27% from the comparable prior year period. The lower net earnings were due to the decline in operating income, partially offset by lower interest expense and a slightly lower effective tax rate. The lower interest expense was due to lower average interest rates, partially offset by higher average debt levels. Our effective tax rate for the third quarter of 2009 was 34.3% versus 34.4% for the third quarter of 2008.

Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was $23 million for the third quarter of 2009 as compared to negative $8 million in the prior year period. Net cash provided by operating activities in the third quarter was $47 million, an increase of $31 million as compared to the prior year period. The increase is mainly due to working capital improvements in accounts receivable and accounts payable, partially offset by lower net earnings. Capital expenditures were $23 million in the third quarter of 2009 versus $24 million in the comparable prior year period.

Segment Performance

Flow Control – Sales for the third quarter of 2009 were $238 million, an increase of $11 million or 5% over the comparable prior year period. Incremental sales, primarily from our 2009 acquisitions of EST and Nu-Torque, contributed $5 million to the sales growth in the third quarter of 2009 while organic sales, excluding foreign currency translation, increased $8 million or 4%. Foreign currency translation negatively impacted sales by $2 million or 1%. The higher organic sales growth of 4% was driven by a strong sales increase in our naval defense market across several programs, most notably the Virginia class submarine and Ford class aircraft carrier programs. In addition, we had increased sales of helicopter handling systems for naval applications. Our commercial nuclear power market also generated strong growth due to increased demand for upgrades and plant maintenance, as well as higher revenues from our AP1000 reactor coolant pumps for the domestic new build programs. These organic sales increases were partially offset by a decline in our oil and gas businesses of 14% due primarily to the timing of new order placement and decreased global demand for energy. In addition, our general industrial market declined approximately 30% due to continued depressed economic conditions.

Operating income for this segment was $22 million, a decrease of $2 million, or 8% from the comparable prior year period. Our 2009 acquisitions and foreign currency translation had a minimal impact on operating income during the third quarter. The decrease in organic operating income was largely due to the significantly lower sales volume and resultant under-absorption of overhead costs in our oil and gas and general industrial markets, as well as cost overruns on the DDG1000 program. These declines were partially offset by stronger performance in our commercial nuclear power market.

Curtiss-Wright Corporation, Page 4

Motion Control – Sales for the third quarter of 2009 were $148 million, an increase of $5 million, or 4% over the comparable prior year period. This increase was driven by incremental sales from our 2008 acquisitions of VMetro and Mechetronics which added $7 million, or 5% of sales growth in the quarter. Foreign currency translation decreased sales by $2 million, or 2%. Excluding the impact of foreign currency translation, organic sales were essentially flat with the comparable prior year period. Higher organic sales in our aerospace and naval defense markets were largely offset by declines in our ground defense, commercial aerospace and general industrial markets. The organic sales increase in our aerospace defense market was realized across several platforms including the Global Hawk, Black Hawk and various helicopter programs. Naval defense had higher sales due to increased demand for our radar and display systems used on naval vessels. These increases were partially offset by lower ground defense sales driven primarily by the cancellation of the Army’s Future Combat Systems for the Manned Ground Vehicle program, as well as lower sales of our embedded computing products for tanks and light armored vehicles. Commercial aerospace also experienced a decrease in organic sales as higher sales to Boeing, primarily the 737 series, were more than offset by a decline in regional business jets, primarily due to the Eclipse bankruptcy in early 2009, and customer inventory burn off, which reduced orders for sensors. In addition, our general industrial market had lower organic sales due to reduced demand for integrated sensing products resulting from the economic slowdown.

Operating income for the third quarter of 2009 was $17 million, an increase of $2 million, or 10%, over the comparable prior year period. Acquisitions had $2 million of operating losses in the third quarter of 2009, primarily due to higher amortization expense, which generally runs higher in the early period of ownership. Foreign currency translation favorably impacted organic operating income by $1 million in the third quarter of 2009. Excluding the favorable impact of foreign currency translation, organic operating income increased $3 million, or 18% and organic operating margin improved by 190 basis points to 12.4% in the third quarter of 2009. These improvements were mainly driven by cost reduction initiatives.

Metal Treatment – Sales for the third quarter of 2009 were $50 million, a decrease of $16 million, or 25%, as compared to the prior year period. Foreign currency translation decreased sales by $2 million in the third quarter of 2009 compared to the prior year period. Excluding this impact, organic sales declined $14 million, or 22%. The weak global economic environment resulted in a reduction in demand across all primary service offerings and all key markets, in particular the general industrial market, primarily automotive.

Operating income decreased $9 million, or 68% for the third quarter of 2009 as compared to the prior year period, primarily as a result of the significantly lower sales volume which resulted in under-absorption of fixed overhead costs. These declines were partially offset by lower SG&A expenses resulting from cost reduction initiatives and lower compensation expense. Operating income in this segment was negatively affected by foreign currency translation by less than $1 million in the third quarter of 2009 as compared to the prior year period.

Curtiss-Wright Corporation, Page 5

Updated Full Year 2009 Guidance

•	Total sales	$1.795- $1.825 billion
(previously $1.830-$1.850 billion)

•	Operating Income	$171 - $178 million
(previously $194 - $201 million)

•	Diluted Earnings Per Share	$2.05- $2.15
(previously $2.35 - $2.45)

•	Diluted Shares Outstanding	46.0 million
(No Change)

•	Effective Tax Rate	35.1%
(previously 35.3%)

•	Free Cash Flow	$80 - $90 million
(No Change)

The estimated impact of major business events on updated full-year diluted earnings per share are as follows:

Metal Treatment volume decline	$(0.10)
Increase in pension expense	$(0.08)
Oil and Gas order delays	$(0.10)

Mr. Benante concluded, “As we indicated on our second quarter call, we were anticipating significant new orders for our coker products and expecting a modest rebound in our Metal Treatment business for the second half of the year. During the third quarter, we continued to see order delays in the oil and gas market as our customers postponed capital spending on major projects. In addition, our Metal Treatment business did not generate a sequential improvement during the third quarter and still has yet to see an improvement in demand. As a result, we are reducing our guidance for the full year 2009 primarily to reflect the continued order delays, unprecedented declines in our Metal Treatment business, and higher pension expense. Despite these challenges, we remain confident about the growth opportunities in our commercial power and defense markets, and are optimistic that when the global economic recovery truly gains momentum, we are strategically positioned to benefit with our unique technologies. Furthermore, we continue to focus on reducing our costs and improving our cash flow to better leverage our profitability in the future. Long-term, our diversification, strong backlog, and emphasis on advanced technologies will continue to provide profound value across a broad spectrum of high performance markets.”

The Company will host a conference call to discuss the 2009 third quarter results at 10:00 A.M. EDT Friday, October 30, 2009. A live webcast of the call can be heard on the internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2009	2008	$	%	2009	2008	$	%

Net sales	$435,750	$435,699	$51	0.0%	$1,306,913	$1,322,542	($15,629)	(1.2%)
Cost of sales	293,435	287,908	5,527	1.9%	884,256	879,048	5,208	0.6%
Gross profit	142,315	147,791	(5,476)	(3.7%)	422,657	443,494	(20,837)	(4.7%)

Research & development expenses	13,824	10,955	2,869	26.2%	40,148	36,808	3,340	9.1%
Selling expenses	25,407	25,839	(432)	(1.7%)	78,685	80,021	(1,336)	(1.7%)
General and administrative expenses	66,866	62,807	4,059	6.5%	192,700	188,076	4,624	2.5%

Operating income	36,218	48,190	(11,972)	(24.8%)	111,124	138,589	(27,465)	(19.8%)

Other income, net	309	371	(62)	(16.7%)	657	1,069	(412)	(38.5%)
Interest expense	(5,923)	(6,611)	688	10.4%	(19,405)	(21,370)	1,965	9.2%

Earnings before income taxes	30,604	41,950	(11,346)	(27.0%)	92,376	118,288	(25,912)	(21.9%)
Provision for income taxes	10,489	14,427	(3,938)	(27.3%)	32,002	41,909	(9,907)	(23.6%)

Net earnings	$20,115	$27,523	($7,408)	(26.9%)	$60,374	$76,379	($16,005)	(21.0%)

Basic earnings per share	$0.44	$0.61			$1.34	$1.71
Diluted earnings per share	$0.44	$0.60			$1.32	$1.68

Dividends per share	$0.08	$0.08			$0.24	$0.24

Weighted average shares outstanding:
Basic	45,356	44,779			45,165	44,672
Diluted	45,828	45,505			45,617	45,369

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30,	December 31,	Change
	2009	2008	$	%
Assets
Current Assets:
Cash and cash equivalents	$72,499	$60,705	$11,794	19.4%
Receivables, net	399,547	395,659	3,888	1.0%
Inventories, net	308,181	281,508	26,673	9.5%
Deferred income taxes	38,385	37,314	1,071	2.9%
Other current assets	41,663	26,833	14,830	55.3%
Total current assets	860,275	802,019	58,256	7.3%
Property, plant, & equipment, net	400,271	364,032	36,239	10.0%
Goodwill, net	639,375	608,898	30,477	5.0%
Other intangible assets, net	239,232	234,596	4,636	2.0%
Deferred tax assets, net	16,355	23,128	(6,773)	(29.3%)
Other assets	10,372	9,357	1,015	10.8%

Total Assets	$2,165,880	$2,042,030	$123,850	6.1%

Liabilities
Current Liabilities:
Short-term debt	$77,649	$3,249	$74,400	2289.9%
Accounts payable	109,147	140,954	(31,807)	(22.6%)
Dividends payable	3,653	—	3,653	100.0%
Accrued expenses	92,304	103,973	(11,669)	(11.2%)
Income taxes payable	4,515	8,213	(3,698)	(45.0%)
Deferred revenue	162,925	138,753	24,172	17.4%
Other current liabilities	40,404	56,542	(16,138)	(28.5%)
Total current liabilities	490,597	451,684	38,913	8.6%

Long-term debt	470,645	513,460	(42,815)	(8.3%)
Deferred income taxes	27,866	26,850	1,016	3.8%
Accrued pension & other postretirement benefit costs	141,533	125,762	15,771	12.5%
Long-term portion of environmental reserves	18,971	20,377	(1,406)	(6.9%)
Other liabilities	45,372	37,135	8,237	22.2%
Total Liabilities	1,194,984	1,175,268	19,716	1.7%

Stockholders' Equity
Common stock, $1 par value	48,214	47,903	311	0.6%
Additional paid in capital	106,788	94,500	12,288	13.0%
Retained earnings	949,388	899,928	49,460	5.5%
Accumulated other comprehensive income	(38,135)	(72,551)	34,416	47.4%
	1,066,255	969,780	96,475	9.9%
Less: cost of treasury stock	95,359	103,018	(7,659)	(7.4%)

Total Stockholders' Equity	970,896	866,762	104,134	12.0%

Total Liabilities and Stockholders' Equity	$2,165,880	$2,042,030	$123,850	6.1%

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2009	2008	%	2009	2008	%
Sales:
Flow Control	$237,931	$226,951	4.8%	$710,717	$684,403	3.8%
Motion Control	148,303	143,148	3.6%	444,760	434,813	2.3%
Metal Treatment	49,516	65,600	(24.5%)	151,436	203,326	(25.5%)

Total Sales	$435,750	$435,699	0.0%	$1,306,913	$1,322,542	(1.2%)

Operating Income:
Flow Control	$22,274	$24,260	(8.2%)	$57,333	$60,386	(5.1%)
Motion Control	16,512	15,002	10.1%	50,291	44,084	14.1%
Metal Treatment	4,354	13,407	(67.5%)	15,426	41,436	(62.8%)

Total Segments	43,140	52,669	(18.1%)	123,050	145,906	(15.7%)
Corporate & Other	(6,922)	(4,479)	54.5%	(11,926)	(7,317)	63.0%

Total Operating Income	$36,218	$48,190	(24.8%)	$111,124	$138,589	(19.8%)

Operating Margins:
Flow Control	9.4%	10.7%		8.1%	8.8%
Motion Control	11.1%	10.5%		11.3%	10.1%
Metal Treatment	8.8%	20.4%		10.2%	20.4%
Total Curtiss-Wright	8.3%	11.1%		8.5%	10.5%

Segment Margins	9.9%	12.1%		9.4%	11.0%

Note: The 2008 segment financial data has been reclassified to conform with our 2009 financial statement presentation.

Curtiss-Wright Corporation, Page 9

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net Cash Provided by	$46,774	$15,586	$81,039	$74,775
Operating Activities
Capital Expenditures	(23,498)	(23,915)	(61,026)	(70,511)
Free Cash Flow(1)	$23,276	$(8,329)	$20,013	$4,264
Cash Conversion(1)	116%	(30%)	33%	6%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

Curtiss-Wright Corporation, Page 10

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,500 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

###

Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 541-3734
adeignan@curtisswright.com